For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Lodgian Elects Mark S. Oei to Board of Directors

Kevin C. McTavish Resigns from Board

ATLANTA, Ga., August 13, 2007—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that Mark S. Oei has been elected to Lodgian’s board of directors. Concurrently, the company announced that Kevin C. McTavish, a director since 2002, had resigned from the board, effective upon Mr. Oei’s appointment.

Mr. Oei is a managing director of Oaktree Capital Management, a Los Angeles-based investment company. Prior to joining Oaktree in 2003, he was a Vice President in the Real Estate Private Equity Fund and the Mergers and Acquisitions Department at Morgan Stanley, and before that, a Senior Consultant in the Real Estate Consulting Group at KPMG Consulting.

“Mark’s experience with a top-tier investment manager, in real estate and mergers and acquisitions, and with KPMG, an international financial services firm, adds significant depth to our board,” said Ed Rohling, chief executive officer of Lodgian. “He will fill the vacancy created by Kevin McTavish, who has resigned from the board. Kevin made significant contributions to the company, and we appreciate his astute counsel and support during his tenure on our board.”

Oei received a B.S. degree in Business Administration from the University of California, Berkeley.  He earned an M.B.A. with an emphasis in Finance and Management and Strategy from the Kellogg School of Management at Northwestern University. Oei is a licensed real estate broker in the State of California.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 49 hotels with 8,799 rooms located in 26 states and Canada. Of the company’s 49-hotel portfolio, 28 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott and Residence Inn by Marriott), 4 are Hilton brands (Hilton and Doubletree Club) and 3 are affiliated with two other nationally recognized franchisors. Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.